FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

ENABLE MIDSTREAM ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS, QUARTERLY DISTRIBUTIONS AND RECONTRACTING OF A KEY FIRM TRANSPORTATION AGREEMENT

•
Increases in total revenues, net income attributable to limited partners, net income attributable to common and subordinated units, gross margin, Adjusted EBITDA and distributable cash flow (DCF) for second quarter 2017 compared to second quarter 2016

•	Increases in natural gas gathered and processed volumes for second quarter 2017 compared to second quarter 2016

•	All-time high for quarterly natural gas processed volumes, supported by 44 active rigs drilling wells expected to be connected to Enable's gathering systems

•	Quarterly cash distributions of $0.318 per unit on all outstanding common and subordinated units and $0.625 on all Series A Preferred Units

•	Recontracted with a key electric utility customer for firm intrastate transportation service

OKLAHOMA CITY (August 1, 2017) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced second quarter 2017 financial results, quarterly distributions and recontracting of firm intrastate transportation capacity.

Net income attributable to limited partners was $95 million for second quarter 2017, an increase of $56 million compared to $39 million for second quarter 2016. Net income attributable to common and subordinated units was $86 million for second quarter 2017, an increase of $51 million compared to $35 million for second quarter 2016. The increase in both net income attributable to limited partners and net income attributable to common and subordinated units was primarily related to higher gross margin, partially offset by higher interest expense and higher depreciation and amortization expense. The increase in net income attributable to common and subordinated units was also partially offset by the prorated distributions on the Series A Preferred Units that were recognized in second quarter 2016 income.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and to common and subordinated units for second quarter 2017 includes a $9 million gain on derivative activity, an increase of $43 million compared to a $34 million loss on derivative activity for second quarter 2016. The increase of $43 million is comprised of an increase related to the change in fair value of derivatives of $50 million and a decrease in realized gains on derivatives of $7 million. Additional details on derivative instruments and hedging activities can be found in Enable’s second quarter 2017 Form 10-Q.

Adjusted EBITDA for second quarter 2017 was $215 million, an increase of $19 million compared to $196 million for second quarter 2016. The increase in Adjusted EBITDA was primarily a result of higher gross margin after adjusting for non-cash items.

DCF for second quarter 2017 was $156 million, an increase of $12 million compared to $144 million for second quarter 2016. The increase in DCF was primarily a result of higher Adjusted EBITDA, partially offset by higher Adjusted interest expense.

Adjusted EBITDA, DCF and Adjusted interest expense are non-GAAP financial measures, and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

RECONTRACTED FIRM TRANSPORTATION SERVICE

In July, Enable Oklahoma Intrastate Transmission, LLC (EOIT) recontracted with a key electric utility customer for firm intrastate transportation service with similar terms through 2020. Also in July, Enable recontracted approximately 30,000 dekatherm per day (Dth/d) of firm interstate transportation capacity through the first quarter of 2021 with a utility customer on Enable Gas Transmission, LLC (EGT). These contract extensions further support Enable’s significant firm, fee-based margins with high-quality customers.

MANAGEMENT PERSPECTIVE

“Enable is on track for another great year in 2017,” said Enable Midstream President and CEO Rod Sailor. “The second quarter marked our sixth consecutive quarter of per-day natural gas gathered volume growth and a record-high quarter for natural gas processed volumes. This growth was driven by the highest level of producer rig activity on our system that we have reported in over two years.

“We achieved this growth by leveraging our significant scale and previous capital investments while demonstrating cost discipline. Going forward, we will continue to focus on capital-efficient growth opportunities and providing creative, timely and cost-effective solutions for our customers.”

QUARTERLY DISTRIBUTIONS AND CONVERSION OF SUBORDINATED UNITS TO COMMON UNITS

The Board of Directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended June 30, 2017. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units will be paid on August 29, 2017, to unitholders of record at the close of business on August 22, 2017.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended June 30, 2017. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on August 14, 2017, to unitholders of record at the close of business on July 31, 2017.

Upon the payment of the second quarter distribution, the financial tests will have been met for the termination of the subordination period for the subordinated units held by Enable's sponsors CenterPoint Energy, Inc. and OGE Energy Corp. Accordingly, the subordinated units will convert to common units on a one-for-one basis effective August 30, 2017, the first business day following the payment of the second quarter distribution.

BUSINESS HIGHLIGHTS

In the gathering and processing segment, per-day natural gas gathered volumes in the Anadarko and Ark-La-Tex Basins grew for the sixth consecutive quarter as a result of continued commercial success and continued rig activity on Enable's gas gathering and processing systems in these basins. As of July 31, 2017, there were 44 active rigs across Enable's footprint that were drilling wells to be connected to Enable's gathering systems, representing an increase of approximately 38 percent compared to February 1, 2017. Thirty-one of those rigs were in the Anadarko Basin, and 9 were in the Ark-La-Tex Basin. Enable's Arkoma Basin and Williston Basin footprints had 3 rigs and 1 rig, respectively.

Enable's transportation and storage segment continues to provide significant, fee-based revenues and represents over 40 percent of Enable's 2017 year-to-date gross margin. In the second quarter of 2017, EGT recontracted a firm, fee-based interstate natural gas transportation service agreement through the second quarter of 2019 with XTO Energy, Inc. for 170,000 Dth/d, which partially offsets a reduction in firm transportation services between Carthage, Texas, and Perryville, Louisiana. In addition, intrastate transportation deliveries continue to grow as a result of growing supply in the Anadarko Basin, including growth from the SCOOP and STACK plays.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.31 trillion British thermal units per day (TBtu/d) for second quarter 2017, an increase of 7 percent compared to 3.10 TBtu/d for second quarter 2016. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower gathered volumes in the Arkoma Basin.

Natural gas processed volumes were 1.91 TBtu/d for second quarter 2017, an increase of 9 percent compared to 1.76 TBtu/d for second quarter 2016. The increase was primarily due to higher processed volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower processed volumes in the Arkoma Basin.

NGLs produced were 87.12 thousand barrels per day (MBbl/d) for second quarter 2017, an increase of 5 percent compared to 83.09 MBbl/d for second quarter 2016. The increase was primarily due to higher NGL production in the Anadarko Basin, partially offset by NGL production declines in the Arkoma Basin.

Crude oil gathered volumes were 23.20 MBbl/d for second quarter 2017, a decrease of 2.32 MBbl/d compared to 25.52 MBbl/d for second quarter 2016. The decrease was primarily due to natural declines and producer well shut-ins while completing new wells.

Interstate transportation firm contracted capacity was 6.21 billion cubic feet per day (Bcf/d) for second quarter 2017, a decrease of 11 percent compared to 6.95 Bcf/d for second quarter 2016. The decrease was primarily due to lower contracted firm transportation volumes between Carthage, Texas, and Perryville, Louisiana.

Intrastate transportation average deliveries were 1.84 TBtu/d for second quarter 2017, an increase of 7 percent compared to 1.72 TBtu/d for second quarter 2016. The increase was primarily related to increased supply in the Anadarko Basin.

SECOND QUARTER FINANCIAL PERFORMANCE

Revenues were $626 million for second quarter 2017, an increase of $97 million compared to $529 million for second quarter 2016. Revenues included $117 million of intercompany eliminations for second quarter 2017 and $83 million of intercompany eliminations for second quarter 2016.

•
Gathering and processing segment revenues were $480 million for second quarter 2017, an increase of $93 million compared to $387 million for second quarter 2016. The increase in gathering and processing segment revenues was primarily due to an increase in revenues from NGL sales resulting from higher average NGL prices, an increase in revenues from sales of natural gas as a result of higher average natural gas prices, an increase in revenue from changes to the fair value of condensate and NGL derivatives, an increase in processing service revenues resulting from higher processed volumes and a percentage-of-proceeds contract that was converted to a fee-based contract in the second half of 2016 and an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins.

•
Transportation and storage segment revenues were $263 million for second quarter 2017, an increase of $38 million compared to $225 million for second quarter 2016. The increase in transportation and storage segment revenues was primarily due to an increase in revenues from changes in the fair value of natural gas derivatives, an increase in revenues from natural gas sales associated with higher sales volumes and higher average sales prices and an increase in revenues from off-system transportation. These increases were partially offset by realized losses on natural gas derivatives as compared to realized gains in 2016 and a decrease in firm transportation revenues between Carthage, Texas, and Perryville, Louisiana.

Gross margin was $347 million for second quarter 2017, an increase of $72 million compared to $275 million for second quarter 2017.

•
Gathering and processing segment gross margin was $211 million for second quarter 2017, an increase of $55 million compared to $156 million for second quarter 2016. The increase in gathering and processing segment gross margin was primarily due to an increase in natural gas sales due to higher average natural gas prices and higher volumes in the Anadarko and Ark-La-Tex Basins, an increase in gross margin from changes in the fair value of condensate and NGL derivatives, an increase in processing margins resulting from higher average NGL prices and higher processed volumes in the Anadarko Basin, an increase in gathering margin due to increased gathered volumes in the Anadarko and Ark-La-Tex Basins and an increase in margin associated with the annual fuel rate determination.

•
Transportation and storage segment gross margin was $136 million for second quarter 2017, an increase of $17 million compared to $119 million for second quarter 2016. The increase in transportation and storage segment gross margin was primarily due to an increase in gross margin from changes in the fair value of natural gas derivatives, partially offset by a decrease in system management activities, realized losses on natural gas derivatives as compared to realized gains in 2016 and a decrease in firm transportation gross margin between Carthage, Texas, and Perryville, Louisiana.

Operation and maintenance and general and administrative expenses were $120 million for second quarter 2017, which is flat compared to second quarter 2016.

Depreciation and amortization expense was $89 million for second quarter 2017, an increase of $6 million compared to $83 million for second quarter 2016. The increase in depreciation and amortization expense was primarily a result of additional assets placed in service.

Taxes other than income taxes were $16 million for second quarter 2017, an increase of $1 million compared to $15 million for second quarter 2016. The increase was primarily a result of higher accrued ad valorem taxes due to additional assets placed in service.

Interest expense was $31 million for second quarter 2017, an increase of $6 million compared to $25 million for second quarter 2016. The increase was primarily due to higher interest rates on outstanding debt as a result of a long-term debt issuance in first quarter 2017 that resulted in the repayment of amounts outstanding under Enable's revolving credit facility.

Capital expenditures were $87 million for second quarter 2017, compared to $91 million for second quarter 2016. Expansion capital expenditures were $70 million for second quarter 2017, compared to $74 million for second quarter 2016. Maintenance capital expenditures were $17 million for second quarter 2017, compared to $17 million for second quarter 2016.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 888-632-3382 and the conference call ID is ENBLQ217. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings, and other developments;

•	governance information, including Enable’s governance guidelines, committee charters, and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts, and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,900 miles of gathering pipelines, 14 major processing plants with approximately 2.5 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.
Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth, the termination of the subordination period and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended December 31, 2016. Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$354	$266	$740	$511
Service revenue	272	263	552	527
Total Revenues	626	529	1,292	1,038
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	279	254	587	449
Operation and maintenance	97	93	186	188
General and administrative	23	27	48	47
Depreciation and amortization	89	83	177	164
Taxes other than income taxes	16	15	32	30
Total Cost and Expenses	504	472	1,030	878
Operating Income	122	57	262	160
Other Income (Expense):
Interest expense (including expenses from affiliates)	(31)	(25)	(58)	(48)
Equity in earnings of equity method affiliate	7	7	14	14
Other, net	(1)	—	—	—
Total Other Expense	(25)	(18)	(44)	(34)
Income Before Income Taxes	97	39	218	126
Income tax expense	1	—	2	1
Net Income	$96	$39	$216	$125
Less: Net income attributable to noncontrolling interest	1	—	1	—
Net Income Attributable to Limited Partners	$95	$39	$215	$125
Less: Series A Preferred Unit distributions	9	4	18	4
Net Income Attributable to Common and Subordinated Units	$86	$35	$197	$121

Basic earnings per unit
Common units	$0.20	$0.08	$0.45	$0.29
Subordinated units	$0.20	$0.08	$0.46	$0.29
Diluted earnings per unit
Common units	$0.20	$0.08	$0.45	$0.28
Subordinated units	$0.20	$0.08	$0.46	$0.29

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$354	$266	$740	$511
Service revenue	272	263	552	527
Total Revenues	626	529	1,292	1,038
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	279	254	587	449
Gross margin	$347	$275	$705	$589

Reportable Segments
Gathering and Processing
Product sales	$336	$256	$687	$464
Service revenue	144	131	284	256
Total Revenues	480	387	971	720
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	269	231	555	396
Gross margin	$211	$156	$416	$324

Transportation and Storage
Product sales	$134	$92	$287	$198
Service revenue	129	133	270	273
Total Revenues	263	225	557	471
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	127	106	267	205
Gross margin	$136	$119	$290	$266

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$95	$39	$215	$125
Depreciation and amortization expense	89	83	177	164
Interest expense, net of interest income	31	25	58	48
Income tax expense	1	—	2	1
Distributions received from equity method affiliate in excess of equity earnings	1	—	5	13
Non-cash equity-based compensation	4	3	8	5
Change in fair value of derivatives	(11)	39	(35)	47
Other non-cash losses(1)	5	7	6	8
Adjusted EBITDA	$215	$196	$436	$411
Series A Preferred Unit distributions(2)	(9)	(9)	(18)	(13)
Distributions for phantom and performance units	(1)	—	(1)	—
Adjusted interest expense(3)	(32)	(26)	(59)	(49)
Maintenance capital expenditures	(17)	(17)	(31)	(30)
Current income taxes	—	—	—	(1)
DCF	$156	$144	$327	$318

Distributions related to common and subordinated unitholders(4)	$138	$134	$275	$268

Distribution coverage ratio	1.13	1.07	1.19	1.18
____________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and six months ended June 30, 2017 and 2016. The six months ended June 30, 2016 amount includes the prorated quarterly cash distribution on the Series A preferred Units declared on April 26, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(4)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2017 reflect estimated cash distributions for common and subordinated units outstanding for the quarter ended June 30, 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$226	$172	$382	$289
Interest expense, net of interest income	31	25	58	48
Net income attributable to noncontrolling interest	(1)	—	(1)	—
Income tax expense	1	—	2	1
Deferred income tax expense	(1)	—	(2)	—
Other non-cash items(1)	1	1	2	2
Changes in operating working capital which (provided) used cash:
Accounts receivable	(18)	2	(28)	(22)
Accounts payable	(9)	(3)	46	84
Other, including changes in noncurrent assets and liabilities	(5)	(40)	7	(51)
Return of investment in equity method affiliate	1	—	5	13
Change in fair value of derivatives	(11)	39	(35)	47
Adjusted EBITDA	$215	$196	$436	$411
____________________

(1)	Other non-cash items includes amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$31	$25	$58	$48
Amortization of premium on long-term debt	2	1	3	3
Capitalized interest on expansion capital	—	1	—	1
Amortization of debt expense and discount	(1)	(1)	(2)	(3)
Adjusted interest expense	$32	$26	$59	$49

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Data:
Gathered volumes—TBtu	301	282	597	560
Gathered volumes—TBtu/d	3.31	3.10	3.30	3.07
Natural gas processed volumes—TBtu	174	161	342	323
Natural gas processed volumes—TBtu/d	1.91	1.76	1.89	1.78
NGLs produced—MBbl/d(1)	87.12	83.09	83.46	78.36
NGLs sold—MBbl/d(1)(2)	86.51	83.80	82.61	80.15
Condensate sold—MBbl/d	5.04	6.08	5.26	6.26
Crude Oil—Gathered volumes—MBbl/d	23.20	25.52	22.19	27.18
Transported volumes—TBtu	445	446	938	911
Transported volumes—TBtu/d	4.86	4.87	5.17	4.99
Interstate firm contracted capacity—Bcf/d	6.21	6.95	6.72	7.06
Intrastate average deliveries—TBtu/d	1.84	1.72	1.84	1.70
_____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Anadarko
Gathered volumes—TBtu/d	1.78	1.62	1.77	1.62
Natural gas processed volumes—TBtu/d	1.58	1.44	1.56	1.43
NGLs produced—MBbl/d(1)	74.14	69.64	70.74	64.17
Arkoma
Gathered volumes—TBtu/d	0.54	0.65	0.55	0.63
Natural gas processed volumes—TBtu/d	0.09	0.10	0.09	0.10
NGLs produced—MBbl/d(1)	4.60	5.03	4.72	5.01
Ark-La-Tex
Gathered volumes—TBtu/d	0.99	0.83	0.98	0.82
Natural gas processed volumes—TBtu/d	0.24	0.22	0.24	0.25
NGLs produced—MBbl/d(1)	8.38	8.42	8.00	9.18
 _____________________

(1)	Excludes condensate.